Exhibit 99.1

Avon Reports Fourth-Quarter and Full-Year 2016 Results

LONDON, February 16, 2017 - Avon Products, Inc. (NYSE:AVP), a globally recognized leader in direct selling of beauty and related products, today announced its results for the fourth quarter and fiscal year ended December 31, 2016.

"We made good progress in the first year of our Transformation Plan, exceeding our cost savings targets, improving our profit margin, and significantly strengthening our balance sheet. However, the financial results for the fourth quarter were disappointing, largely due to the decline in Active Representatives and an unexpected increase in bad debt expense," said Sheri McCoy, Chief Executive Officer, Avon Products Inc. "As we move into 2017, we are taking actions to deliver more consistent performance across our markets, with Representative engagement remaining a key priority in our growth plan, while navigating continued challenging global economic and political headwinds."

Highlights for Fiscal 2016:

•	Revenue declined 7% to $5.7 Billion; Increased 2% in constant dollars

•	Active Representatives and Ending Representatives, both from Reportable Segments, declined 1% and were relatively unchanged, respectively

•	Operating Margin increased 290 bps to 5.6%; Adjusted[1] Operating Margin increased 80 bps to 6.5%

•	Diluted Loss Per Share From Continuing Operations of $0.25; Adjusted Diluted Earnings Per Share From Continuing Operations of $0.04

•
Foreign currency negatively impacted Diluted Earnings Per Share by an estimated $0.27 per share and Adjusted Diluted Earnings Per Share by an estimated $0.28 per share, driven in each case by the strength of the U.S. dollar against the currencies of the countries in which the Company operates

•	The Company realized an estimated $120 Million of cost savings in year one of the Transformation Plan

•	Debt was reduced by approximately $260 Million and the maturity profile was extended

Highlights for Fourth Quarter of 2016:

•	Revenue declined 2% to $1.6 Billion; Relatively unchanged in constant dollars

•	Active Representatives from Reportable Segments declined 2%

•	Bad Debt Expense increased 210 bps, primarily in Brazil

•	Operating Margin increased 290 bps to 6.8%; Adjusted Operating Margin increased 130 bps to 7.3%

•	Diluted Loss Per Share From Continuing Operations of $0.03; Adjusted Diluted Earnings Per Share From Continuing Operations of $0.01

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Full-Year 2016 Income Statement Highlights (compared with full-year 2015)
•Total revenue for Avon Products, Inc. declined 7% to $5.7 billion, but increased 2% in constant dollars.

•	Total revenue from reportable segments declined 7% to $5.7 billion, but increased 3% in constant dollars.

◦	Active Representatives declined 1%, primarily due to a decline in Asia Pacific that was partially offset by an increase in Europe, Middle East & Africa.

◦	Average order increased 4% due to growth in all reportable segments as the Company benefited from pricing actions.

◦	Ending Representatives were relatively unchanged as growth in Europe, Middle East & Africa and South Latin America was offset by a decline in Asia Pacific.

•
Gross margin was 60.5%, up 20 basis points and Adjusted gross margin was 60.5%, down 30 basis points. These year-over-year comparisons were negatively impacted by an approximate 260 basis point impact from foreign exchange, largely offset by pricing actions and lower supply chain costs.

•
Operating margin was 5.6%, up 290 basis points while Adjusted operating margin was 6.5%, up 80 basis points. These year-over-year comparisons benefited from the favorable net impact of price/mix, as well as continued benefits from cost savings initiatives. These benefits were partially offset by approximately 310 basis points of unfavorable impact of foreign exchange, as well as an increase in bad debt expense, primarily in Brazil.

•
The provision for income taxes was $125 million, compared with $819 million for 2015. The 2015 tax provision was most significantly impacted by valuation allowances for U.S. deferred tax assets. On an Adjusted basis, the provision for income taxes was $166 million, compared with $161 million for 2015. The effective tax rate from continuing operations was 399.4% and on an Adjusted basis was 82.6%.

•
Loss from continuing operations, net of tax was $93 million, or a loss of $0.25 per diluted share, compared with a loss of $797 million, or a loss of $1.81 per diluted share, for 2015. Adjusted income from continuing operations, net of tax was $35 million, or $0.04 per diluted share, compared with income of $7 million, or $0.01 per diluted share, for 2015. Earnings allocated to convertible preferred stock had a negative $0.04 impact on both Diluted earnings per share and Adjusted diluted earnings per share. The impact of the devaluation in Egypt on working capital balances had a negative $0.04 impact on both Diluted earnings per share and Adjusted diluted earnings per share.

•
Loss from discontinued operations, net of tax was $14 million associated with the previously separated North America business, or $0.03 per diluted share, compared with a loss of $349 million, or $0.79 per diluted share, for 2015, which included $340 million associated with the estimated loss on the sale of the North America business.

•	Foreign currency has impacted the Company’s financial results of continuing operations as shown in the table on the following page.

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Approximate Impact of Foreign Currency
	Fourth-Quarter 2016		Full-Year 2016
	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Year-on-Year impact on Reported (GAAP) results:
Total revenue	(2) pts		(9) pts
Operating profit - transaction	$(15)	$(0.02)	$(165)	$(0.24)
Operating profit - translation	—	—	(60)	(0.09)
Total operating profit	$(15)	$(0.02)	$(225)	$(0.33)
Operating margin	(100) bps		(310) bps
Revaluation of working capital	$2	$—	$35	$0.05
Diluted EPS		$(0.02)		$(0.27)

Year-on-Year impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$(15)	$(0.02)	$(165)	$(0.24)
Adjusted operating profit - translation	—	—	(65)	(0.10)
Total Adjusted operating profit	$(15)	$(0.02)	$(230)	$(0.34)
Adjusted operating margin	(100) bps		(310) bps
Revaluation of working capital	$2	$—	$40	$0.06
Adjusted diluted EPS		$(0.02)		$(0.28)

Amounts in the table above may not necessarily sum because the computations are made independently.
Adjustments to Full-Year 2016 GAAP Results to Arrive at Adjusted Results
During 2016, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, increased Diluted earnings per share from continuing operations by $0.29:

•	The impact of the deconsolidation of the Venezuela operations as of March 31, 2016 for which the Company recorded an after-tax loss of approximately $120 million.

•
The Company recorded costs to implement restructuring within operating profit of approximately $77 million before tax (approximately $64 million after tax), primarily related to employee-related costs as part of the previously announced Transformation Plan.

•
The Company settled claims relating to professional services that had been provided to the Company prior to 2013 in connection with a previously disclosed legal matter. The proceeds, net of legal fees, of approximately $27 million were recognized as a reduction of selling, general and administrative expenses.

•
The Company recorded a net income tax benefit that included an approximate $29 million benefit recognized as a result of the implementation of foreign tax planning strategies, an approximate $7 million benefit recognized primarily as a result of a release of a valuation allowance associated with Russia and a non-cash income tax charge of approximately $9 million associated with valuation allowances to adjust certain non-U.S. deferred tax assets to an amount that is "more likely than not" to be realized.

•	The Company recorded a net gain on extinguishment of debt of approximately $1 million related to debt repayments through cash tender offers, open market repurchases and make-whole prepayments.

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TWELVE MONTHS ENDED DECEMBER 31, 2016

SEGMENT RESULTS
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US $		C$
Revenue & Drivers		% var. vs FY15	% var. vs FY15	% var. vs FY15	% var. vs FY15	% var. vs FY15	% var. vs FY15	% var. vs FY15

Europe, Middle East & Africa	$2,138.2	(4)%	4%	3%	1%	(1)%	5%	3%
South Latin America	2,145.9	(7)	5	(1)	6	(5)	10	1
North Latin America	829.9	(8)	3	—	3	(6)	9	(1)
Asia Pacific	556.0	(11)	(7)	(10)	3	(6)	(1)	(11)
Total from reportable segments	5,670.0	(7)	3	(1)	4	(4)	7	—
Other operating segments and business activities	47.7	(50)	(38)	(85)	*	(88)	*	(100)
Total revenue	$5,717.7	(7)%	2%	(2)%	4%	(4)%	6%	(2)%

Operating Profit/Margin	2016 Operating Profit US$	2016 Operating Margin US$	Change in US$ vs FY15	Change in C$ vs FY15

Segment profit/margin
Europe, Middle East & Africa	$329.9	15.4%	140 bps	130 bps
South Latin America	200.5	9.3	(100)	(80)
North Latin America	114.4	13.8	190	220
Asia Pacific	59.9	10.8	(20)	10
Total from reportable segments	704.7	12.4	40	60
Other operating segments and business activities	6.0
Unallocated global expenses	(338.6)
CTI restructuring initiatives	(77.4)
Legal settlement	27.2
Operating profit	$321.9	5.6%	290 bps	180 bps
*Calculation not meaningful.
Other operating segments and business activities include the business results for Liz Earle, which was sold in July 2015, and Venezuela, through its deconsolidation, which was effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.
Full-Year 2016 Reportable Segment Highlights
With regards to the discussion below on segment revenue growth, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.

•	Europe, Middle East & Africa revenue was down 4%, or up 4% in constant dollars. Constant-dollar revenue was impacted by increases in Active Representatives and average order.

◦	Russia revenue was relatively unchanged, or up 9% in constant dollars, primarily due to an increase in Active Representatives and, to a lesser extent, higher average order.

◦	U.K. revenue was down 12%, or relatively unchanged in constant dollars, as higher average order was offset by a decline in Active Representatives.

•
South Latin America revenue was down 7%, or up 5% in constant dollars, driven primarily by higher average order, partially offset by a decrease in Active Representatives. Constant-dollar revenue was negatively impacted by an estimated 1 point due to MVA taxes in Brazil, which are additional VAT-like state taxes that went into effect in various jurisdictions in Brazil in late

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2015. In addition, an IPI tax on cosmetics in Brazil, that went into effect in May 2015, had an estimated 1 point negative impact on the segment's constant-dollar revenue growth. Further, Argentina contributed approximately 4 points to the segment's constant-dollar revenue growth, primarily due to inflationary pricing.

◦
Brazil revenue was down 3%, or up 2% in constant dollars, primarily driven by higher average order. MVA taxes (discussed above) negatively impacted Brazil’s constant-dollar revenue growth by an estimated 3 points. Constant-dollar revenue was also negatively impacted by an estimated 3 points from the impact of the IPI tax discussed above.

•	North Latin America revenue was down 8%, or up 3% in constant dollars. Constant-dollar revenue benefited from higher average order.

◦	Mexico revenue was down 11%, or up 5% in constant dollars, primarily driven by higher average order.

•
Asia Pacific revenue was down 11%, and down 7% in constant dollars. Modest constant-dollar growth in the Philippines was not enough to offset declines in other markets. The segment's constant-dollar revenue decline was driven by a decrease in Active Representatives, partially offset by higher average order.

◦
Philippines revenue was down 3%, or up 2% in constant dollars, as higher average order was partially offset by a decline in Active Representatives driven by a reduction in the number of sales campaigns.

Full-Year 2016 Cash Flow Review

•
Net cash provided by operating activities of continuing operations was $128 million for the twelve months ended December 31, 2016, compared with $91 million for the same period in 2015. Cash provided by operating activities during 2016 was favorably impacted by lower operating tax payments, primarily in Brazil, higher cash-related earnings, and net proceeds related to settling claims related to professional services. The impact of these items was offset by the timing of payments, primarily for inventory, increased levels of accounts receivable, primarily in Brazil, and a contribution to the U.S. pension plan. When comparing the year-over-year cash provided by operations, the comparison benefits from the $67 million payment made during the first quarter of 2015 to the U.S. Securities and Exchange Commission in connection with the FCPA settlement in 2015, which did not recur in 2016.

•
For the twelve months ended December 31, 2016, there was $83 million of net cash used by investing activities of continuing operations, compared with net cash provided of $143 million in the same period in 2015. Cash provided by investing activities of continuing operations in 2015 included net proceeds of $208 million on the sale of Liz Earle.

•	Net cash provided by financing activities of continuing operations was $137 million for the twelve months ended December 31, 2016, a $568 million increase over the prior year, primarily due to:

◦	net proceeds from Senior Secured Notes issued in 2016;

◦	the issuance of Series C Convertible Preferred Stock;

◦	the suspension of the common stock dividend; and

◦	the prepayment of the Company's 2.375% Notes in 2015; partially offset by

◦	payments for the August 2016 cash tender offers of debt;

◦	payments for the October and December 2016 debt repurchases; and

◦	the prepayment of the remaining principal amount of the Company's 4.20% Notes and 5.75% Notes.
Fourth-Quarter 2016 Income Statement Highlights (compared with fourth-quarter 2015)

•	Total revenue for Avon Products, Inc. declined 2% to $1.6 billion, but was relatively unchanged in constant dollars.

•	Total revenue from reportable segments declined 2% to $1.6 billion, but was relatively unchanged in constant dollars.

◦	Active Representatives declined 2%, primarily due to decreases in Asia Pacific and Europe, Middle East & Africa.

◦	Average order increased 2% as growth in South Latin America, Asia Pacific and North Latin America was partially offset by a decline in Europe, Middle East & Africa.

◦	Ending Representatives were relatively unchanged as growth in Europe, Middle East & Africa and South Latin America was offset by a decline in Asia Pacific.

•
Gross margin was 60.3%, up 160 basis points while Adjusted gross margin was 60.3%, up 150 basis points. These year-over-year comparisons were positively impacted by pricing, partially offset by an approximate 80 basis point unfavorable impact from foreign exchange.

•
Operating margin was 6.8% in the quarter, up 290 basis points while Adjusted operating margin was 7.3%, up 130 basis points. These year-over-year comparisons benefited from the favorable net impact of price/mix, continued benefits from cost

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savings initiatives, as well as lower compensation costs. These benefits were partially offset by approximately 210 basis points from higher bad debt expense, primarily in Brazil, and by approximately 100 basis points of unfavorable impact of foreign exchange.

•
The provision for income taxes was $53 million, compared with $22 million for 2015. On an Adjusted basis, the provision for income taxes was $44 million, compared with $40 million for 2015. The effective tax rate from continuing operations in the quarter was 122.7% and on an Adjusted basis was 83.0%.

•
Loss from continuing operations, net of tax was $10 million, or a loss of $0.03 per diluted share, compared with a loss of $15 million, or a loss of $0.04 per diluted share, for the fourth quarter of 2015. Adjusted income from continuing operations, net of tax was $9 million, or $0.01 per diluted share, compared with income of $1 million, or $0.00 per diluted share, for the fourth quarter of 2015. Earnings allocated to convertible preferred stock had a negative $0.01 impact on both Diluted earnings per share and Adjusted diluted earnings per share. The impact of the devaluation in Egypt on working capital balances had a negative $0.04 impact on both Diluted earnings per share and Adjusted diluted earnings per share.

•
Loss from discontinued operations, net of tax was $1 million associated with the previously separated North America business, or $0.00 per diluted share, compared with a loss of $317 million, or $0.72 per diluted share, for the fourth quarter of 2015, which included $340 million associated with the estimated loss on the sale of the North America business.

Adjustments to Fourth-Quarter 2016 GAAP Results to Arrive at Adjusted Results
During the fourth quarter of 2016, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, increased Diluted earnings per share from continuing operations by $0.04:

•
The Company recorded a non-cash income tax charge of approximately $9 million associated with valuation allowances to adjust certain non-U.S. deferred tax assets to an amount that is "more likely than not" to be realized.

•	The Company recorded costs to implement restructuring within operating profit of approximately $7 million before and after tax, primarily related to the previously announced Transformation Plan.

•	The Company recorded a net loss on extinguishment of debt of approximately $3 million related to debt repayments through make-whole prepayments and open market repurchases.

THREE MONTHS ENDED DECEMBER 31, 2016

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 4Q15	% var. vs 4Q15	% var. vs 4Q15	% var. vs 4Q15	% var. vs 4Q15	% var. vs 4Q15	% var. vs 4Q15

Europe, Middle East & Africa	$620.5	(7)%	(3)%	(2)%	(1)%	(8)%	5%	3%
South Latin America	589.0	9	6	(1)	7	(8)	14	1
North Latin America	204.1	(10)	1	—	1	(9)	10	(1)
Asia Pacific	144.5	(9)	(6)	(9)	3	(5)	(1)	(11)
Total from reportable segments	1,558.1	(2)	—	(2)	2	(8)	8	—
Other operating segments and business activities	10.0	(25)	19	(100)	*	(100)	*	(100)
Total revenue	$1,568.1	(2)%	—%	(3)%	3%	(8)%	8%	(2)%

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Operating Profit/Margin	2016 Operating Profit US$	2016 Operating Margin US$	Change in US$ vs 4Q15	Change in C$ vs 4Q15

Segment profit/margin
Europe, Middle East & Africa	$111.6	18.0%	240 bps	170 bps
South Latin America	42.6	7.2	(190)	(120)
North Latin America	29.4	14.4	150	190
Asia Pacific	17.7	12.2	310	330
Total from reportable segments	201.3	12.9	50	80
Other operating segments and business activities	1.9
Unallocated global expenses	(89.0)
CTI restructuring initiatives	(7.2)
Operating profit	$107.0	6.8%	290 bps	330 bps

*Calculation not meaningful.
Other operating segments and business activities include the business results for Venezuela, through its deconsolidation, which was effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.
Fourth-Quarter 2016 Segment Highlights (compared with fourth-quarter 2015)
Fourth-Quarter 2016 Reportable Segment Highlights
With regards to the discussion below on segment revenue growth, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.

•	Europe, Middle East & Africa revenue was down 7%, or 3% in constant dollars. Constant-dollar revenue was impacted by declines in Active Representatives and average order.

◦	Russia revenue was up 2%, or down 3% in constant dollars, driven by declines in average order and Active Representatives.

◦	U.K. revenue was down 20%, or 3% in constant dollars, due to a decline in Active Representatives.

•
South Latin America revenue was up 9%, or 6% in constant dollars, driven primarily by higher average order, partially offset by a decrease in Active Representatives. Argentina contributed approximately 3 points to this constant-dollar revenue growth, primarily due to inflationary pricing.

◦	Brazil revenue was up 27%, or 7% in constant dollars, primarily driven by higher average order.

•	North Latin America revenue was down 10%, or up 1% in constant dollars. Constant-dollar revenue primarily benefited from higher average order.

◦	Mexico revenue was down 14%, or up 2% in constant dollars, primarily driven by higher average order, partially offset by a decline in Active Representatives.

•
Asia Pacific revenue was down 9%, and down 6% in constant dollars. Modest constant-dollar growth in the Philippines was not enough to offset declines in other markets. The segment's constant-dollar revenue decline was driven by a decrease in Active Representatives, partially offset by higher average order.

◦	Philippines revenue was down 3%, or up 1% in constant dollars, as higher average order was partially offset by a decline in Active Representatives.
Transformation Plan
The Company made good progress in 2016, the first year of its three-year Transformation Plan, exceeding cost targets and significantly strengthening the balance sheet. The Transformation Plan was initiated in order to enable the Company to achieve its long-term goal of a targeted low double-digit operating margin and mid single-digit constant-dollar revenue growth. The Transformation Plan began in January 2016 and includes three pillars: investing in growth, reducing costs in an effort to continue to improve cost structure and improving financial resilience.

Invest in Growth
Over the three years that began in 2016, the Company expects to invest $350 million into the business with an estimated $150 million in media and social selling and $200 million related to the service model evolution and information technology, primarily capital expenditures, which will be aimed at improving the overall Representative experience. The Company expects

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to incrementally invest, over time, in media, shifting media spend more to digital, with the focus of the spending in its top 10 markets.

Improve Cost Structure
The Company believes it is on track to deliver the targeted $350 million in savings related to Transformation Plan over the three-year plan period, with an estimated $200 million from supply chain reductions and an estimated $150 million from other cost reductions. These pre-tax cost savings are expected to be achieved through restructuring actions as well as other cost-savings strategies that will not result in restructuring charges.

For 2016, the Company accelerated certain cost savings initiatives and came in ahead of the targeted $70 million of savings, as well as savings to cover the approximately $20 million in stranded costs that resulted from the separation of the Company's North America business. The Company realized an estimated $120 million of savings in 2016.

Improve Financial Resilience
With respect to improving its financial resilience, the Company targeted to reduce debt by approximately $250 million during 2016. The Company exceeded this target, reducing debt by approximately $260 million and extending its maturity profile with no long-term debt due until March 2019, thereby strengthening the balance sheet.
Conference call
Avon will conduct a conference call at 9:00 a.m. Eastern Time today to discuss the full-year and quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 54208828). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Claudia Gray
(212) 282-5320	(212) 333-3810

ICR, Inc.
Allison Malkin/Caitlin Morahan
(203) 682-8200

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Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include Constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, and the impact of foreign currency, taxes and tax rates. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with Cerberus, the impact of a continued decline in the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. There can be no assurance that actual results will not differ materially from management's expectations. Therefore, you should not rely on any of these forward-looking statements as predictors of future events. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	December 31			December 31
	2016	2015		2016	2015
Net sales	$1,531.8	$1,585.8	(3)%	$5,578.8	$6,076.5	(8)%
Other revenue	36.3	21.5		138.9	84.0
Total revenue	1,568.1	1,607.3	(2)%	5,717.7	6,160.5	(7)%
Cost of sales	622.3	663.7		2,257.0	2,445.4
Selling, general and administrative expenses	838.8	873.8		3,138.8	3,543.2
Impairment of goodwill	—	6.9		—	6.9
Operating profit	107.0	62.9	70%	321.9	165.0	95%
Interest expense	36.3	32.3		136.6	120.5
Loss (gain) on extinguishment of debt	2.8	—		(1.1)	5.5
Interest income	(3.0)	(2.8)		(15.8)	(12.5)
Other expense, net	28.1	26.2		171.0	73.7
Gain on sale of business	—	—		—	(44.9)
Total other expenses	64.2	55.7		290.7	142.3
Income from continuing operations, before taxes	42.8	7.2	*	31.2	22.7	37%
Income taxes	(52.5)	(22.0)		(124.6)	(819.2)
Loss from continuing operations, net of tax	(9.7)	(14.8)	34%	(93.4)	(796.5)	88%
Loss from discontinued operations, net of tax	(1.1)	(317.1)		(14.0)	(349.1)
Net loss	(10.8)	(331.9)		(107.4)	(1,145.6)
Net loss (income) attributable to noncontrolling interests	0.1	(1.5)		(0.2)	(3.3)
Net loss attributable to Avon	$(10.7)	$(333.4)	97%	$(107.6)	$(1,148.9)	91%
Loss per share:(1)
Basic
Basic EPS from continuing operations	$(0.03)	$(0.04)	14%	$(0.25)	$(1.81)	86%
Basic EPS from discontinued operations	—	(0.72)		(0.03)	(0.79)
Basic EPS attributable to Avon	$(0.04)	$(0.76)	95%	$(0.29)	$(2.60)	89%
Diluted
Diluted EPS from continuing operations	$(0.03)	$(0.04)	14%	$(0.25)	$(1.81)	86%
Diluted EPS from discontinued operations	—	(0.72)		(0.03)	(0.79)
Diluted EPS attributable to Avon	$(0.04)	$(0.76)	95%	$(0.29)	$(2.60)	89%

Weighted-average shares outstanding:
Basic	437.6	435.4		437.0	435.2
Diluted	437.7	435.4		437.0	435.2

* Calculation not meaningful

  (1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities and earnings allocated to convertible preferred stock. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($16.2) and ($329.8) for the three months ended December 31, 2016 and 2015, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($124.6) and ($1,133.2) for the twelve months ended December 31, 2016 and 2015, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31	December 31
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$654.4	$686.9
Accounts receivable, net	458.9	443.0
Inventories	586.4	624.0
Prepaid expenses and other	291.3	296.1
Current assets of discontinued operations	1.3	291.1
Total current assets	1,992.3	2,341.1
Property, plant and equipment, at cost	1,424.1	1,495.7
Less accumulated depreciation	(712.8)	(728.8)
Property, plant and equipment, net	711.3	766.9
Goodwill	93.6	92.3
Other assets	621.7	490.0
Noncurrent assets of discontinued operations	—	180.1
Total assets	$3,418.9	$3,870.4
Liabilities and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$18.1	$55.2
Accounts payable	768.1	774.2
Accrued compensation	129.2	157.6
Other accrued liabilities	401.9	419.6
Sales and taxes other than income	147.0	174.9
Income taxes	10.7	23.9
Payable to discontinued operations	—	100.0
Current liabilities of discontinued operations	10.7	489.7
Total current liabilities	1,485.7	2,195.1
Long-term debt	1,875.8	2,150.5
Employee benefit plans	164.5	177.5
Long-term income taxes	78.6	65.1
Other liabilities	205.8	78.4
Noncurrent liabilities of discontinued operations	—	260.2
Total liabilities	3,810.4	4,926.8

Series C convertible preferred stock	444.7	—

Shareholders’ Deficit
Common stock	188.8	187.9
Additional paid-in capital	2,273.9	2,254.0
Retained earnings	2,322.2	2,448.1
Accumulated other comprehensive loss	(1,033.2)	(1,366.2)
Treasury stock, at cost	(4,599.7)	(4,594.1)
Total Avon shareholders’ deficit	(848.0)	(1,070.3)
Noncontrolling interests	11.8	13.9
Total shareholders’ deficit	(836.2)	(1,056.4)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,418.9	$3,870.4

Page | 11

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	December 31
	2016	2015
Cash Flows from Operating Activities
Net loss	$(107.4)	$(1,145.6)
Loss from discontinued operations, net of tax	14.0	349.1
Loss from continuing operations, net of tax	$(93.4)	$(796.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	83.3	94.0
Amortization	30.6	32.1
Provision for doubtful accounts	190.5	144.1
Provision for obsolescence	36.5	45.4
Share-based compensation	24.0	51.2
Foreign exchange losses	6.1	44.3
Deferred income taxes	(8.5)	644.6
Charge for Venezuelan monetary assets and liabilities	—	(4.2)
Charge for Venezuelan non-monetary assets	—	101.7
Loss on deconsolidation of Venezuela	120.5	—
Pre-tax gain on sale of business	—	(44.9)
Impairment of goodwill	—	6.9
Other	(3.3)	11.6
Changes in assets and liabilities:
Accounts receivable	(216.6)	(184.7)
Inventories	(28.6)	(106.6)
Prepaid expenses and other	16.8	8.7
Accounts payable and accrued liabilities	(17.6)	80.4
Income and other taxes	(4.7)	50.7
Noncurrent assets and liabilities	(7.6)	(87.4)
Net cash provided by operating activities of continuing operations	128.0	91.4
Cash Flows from Investing Activities
Capital expenditures	(93.0)	(92.4)
Disposal of assets	13.3	8.2
Net proceeds from sale of business	—	208.3
Purchases of investments	—	(35.3)
Net proceeds from sale of investments	—	53.7
Reduction of cash due to Venezuela deconsolidation	(4.5)	—
Other investing activities	1.5	—
Net cash (used) provided by investing activities of continuing operations	(82.7)	142.5
Cash Flows from Financing Activities
Cash dividends	—	(108.8)
Debt, net (maturities of three months or less)	(36.4)	(59.1)
Proceeds from debt	508.7	7.6
Repayment of debt	(733.0)	(261.2)
Repurchase of common stock	(5.6)	(3.1)
Net proceeds from the sale of Series C convertible preferred stock	426.3	—
Other financing activities	(23.0)	(5.9)
Net cash provided (used) by financing activities of continuing operations	137.0	(430.5)
Cash Flows from Discontinued Operations
Net cash (used) provided by operating activities of discontinued operations	(67.6)	20.7
Net cash used by investing activities of discontinued operations	(94.6)	(4.2)
Net cash used by financing activities of discontinued operations	—	(15.0)
Net cash (used) provided by discontinued operations	(162.2)	1.5
Effect of exchange rate changes on cash and equivalents	(50.4)	(80.7)
Net decrease in cash and equivalents	(30.3)	(275.8)
Cash and equivalents at beginning of year(1)	684.7	960.5
Cash and equivalents at end of year(2)	$654.4	$684.7

Page | 12

(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) and $24.1 at the beginning of the year in 2016 and 2015, respectively.

(2)	Includes cash and cash equivalents of discontinued operations of $(2.2) at the end of the year in 2015.

Page | 13

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Three Months Ended December 31		US$	C$
	2016	2015	% var. vs 4Q15	% var. vs 4Q15
Beauty:
Skincare	$429.8	$431.7	—%	—%
Fragrance	447.9	454.7	(1)	1
Color	252.8	260.2	(3)	(2)
Total Beauty	1,130.5	1,146.6	(1)	—
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	234.5	250.0	(6)	(2)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	166.9	176.4	(5)	(1)
Total Fashion & Home	401.4	426.4	(6)	(2)
Net sales from reportable segments	1,531.9	1,573.0	(3)	—
Other revenue from reportable segments	26.2	20.9	25	27
Total revenue from reportable segments	1,558.1	1,593.9	(2)	—
Total revenue from Other operating segments and business activities	10.0	13.4	(25)	20
Total revenue	$1,568.1	$1,607.3	(2)	—

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Twelve Months Ended December 31		US$	C$
	2016	2015	% var. vs FY15	% var. vs FY15
Beauty:
Skincare	$1,607.3	$1,734.0	(7)%	1%
Fragrance	1,514.7	1,616.1	(6)	4
Color	997.1	1,069.8	(7)	2
Total Beauty	4,119.1	4,419.9	(7)	2
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	850.4	904.2	(6)	2
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	595.8	659.4	(10)	2
Total Fashion & Home	1,446.2	1,563.6	(8)	2
Net sales from reportable segments	5,565.3	5,983.5	(7)	2
Other revenue from reportable segments	104.7	82.3	27	37
Total revenue from reportable segments	5,670.0	6,065.8	(7)	3
Total revenue from Other operating segments and business activities	47.7	94.7	(50)	(38)
Total revenue	$5,717.7	$6,160.5	(7)	2

Page | 14

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2016
	Reported (GAAP)	CTI restructuring initiatives	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,568.1	$—	$—	$—	$1,568.1
Cost of sales	622.3	0.3	—	—	622.0
Selling, general and administrative expenses	838.8	6.9	—	—	831.9
Operating profit	107.0	7.2	—	—	114.2
Income from continuing operations, before taxes	42.8	7.2	2.8	—	52.8
Income taxes	(52.5)	0.1	—	8.6	(43.8)
(Loss) income from continuing operations, net of tax	$(9.7)	$7.3	$2.8	$8.6	$9.0

Diluted EPS from continuing operations	$(0.03)				$0.01

Gross margin	60.3%	—	—	—	60.3%
SG&A as a % of revenues	53.5%	(0.4)	—	—	53.1%
Operating margin	6.8%	0.5	—	—	7.3%
Effective tax rate	*				83.0%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 15

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2016
	Reported (GAAP)	CTI restructuring initiatives	Legal settlement	Venezuelan special items	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$5,717.7	$—	$—	$—	$—	$—	$5,717.7
Cost of sales	2,257.0	0.6	—	—	—	—	2,256.4
Selling, general and administrative expenses	3,138.8	76.8	(27.2)	—	—	—	3,089.2
Operating profit	321.9	77.4	(27.2)	—	—	—	372.1
Income from continuing operations, before taxes	31.2	77.4	(27.2)	120.5	(1.1)	—	200.8
Income taxes	(124.6)	(13.5)	—	—	—	(27.8)	(165.9)
(Loss) income from continuing operations, net of tax	$(93.4)	$63.9	$(27.2)	$120.5	$(1.1)	$(27.8)	$34.9

Diluted EPS from continuing operations	$(0.25)						$0.04

Gross margin	60.5%	—	—	—	—	—	60.5%
SG&A as a % of revenues	54.9%	(1.3)	0.5	—	—	—	54.0%
Operating margin	5.6%	1.4	(0.5)	—	—	—	6.5%
Effective tax rate	*						82.6%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 16

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Pension settlement charge	Asset impairment and other charges	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,607.3	$—	$—	$—	$—	$—	$—	$1,607.3
Cost of sales	663.7	—	1.9	—	—	—	—	661.8
Selling, general and administrative expenses	873.8	20.9	—	1.1	—	3.1	—	848.7
Impairment of goodwill	6.9	—	—	—	6.9	—	—	—
Operating profit	62.9	20.9	1.9	1.1	6.9	3.1	—	96.8
Income from continuing operations, before taxes	7.2	20.9	1.9	1.1	6.9	3.1	—	41.1
Income taxes	(22.0)	0.3	—	—	—	—	(18.7)	(40.4)
(Loss) income from continuing operations, net of tax	$(14.8)	$21.2	$1.9	$1.1	$6.9	$3.1	$(18.7)	$0.7

Diluted EPS from continuing operations	$(0.04)	$0.05	$—	$—	$0.01	$—	$(0.04)	$—

Gross margin	58.7%	—	0.1	—	—	—	—	58.8%
SG&A as a % of revenues	54.4%	(1.3)	—	(0.1)	—	(0.2)	—	52.8%
Operating margin	3.9%	1.3	0.1	0.1	0.4	0.2	—	6.0%
Effective tax rate	*							98.3%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 17

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Pension settlement charge	Asset impairment and other charges	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$6,160.5	$—	$—	$—	$—	$—	$—	$6,160.5
Cost of sales	2,445.4	—	28.5	—	—	—	—	2,416.9
Selling, general and administrative expenses	3,543.2	49.1	91.7	7.3	—	3.1	—	3,392.0
Impairment of goodwill	6.9	—	—	—	6.9	—	—	—
Operating profit	165.0	49.1	120.2	7.3	6.9	3.1	—	351.6
Income from continuing operations, before taxes	22.7	49.1	116.0	7.3	6.9	(33.8)	—	168.2
Income taxes	(819.2)	(2.4)	0.8	—	—	(6.7)	666.4	(161.1)
(Loss) income from continuing operations, net of tax	$(796.5)	$46.7	$116.8	$7.3	$6.9	$(40.5)	$666.4	$7.1

Diluted EPS from continuing operations	$(1.81)	$0.11	$0.26	$0.02	$0.02	$(0.09)	$1.51	$0.01

Gross margin	60.3%	—	0.5	—	—	—	—	60.8%
SG&A as a % of revenues	57.5%	(0.8)	(1.5)	(0.1)	—	(0.1)	—	55.1%
Operating margin	2.7%	0.8	2.0	0.1	0.1	0.1	—	5.7%
Effective tax rate	*							95.8%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 18

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) from continuing operations, before taxes, income taxes, income (loss) from continuing operations, net of tax, diluted earnings (loss) per share from continuing operations and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedules - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
The Company uses the Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) CTI restructuring initiatives; 2) the net proceeds recognized as a result of settling claims relating to professional services ("Legal settlement"); 3) charges related to the deconsolidation of the Company's Venezuela operations as of March 31, 2016 and the devaluation of Venezuelan currency in February 2015, combined with being designated as a highly inflationary economy ("Venezuelan special items"); 4) the settlement charges associated with the U.S. pension plan ("Pension settlement charge"); 5) the goodwill impairment charge related to the Egypt business ("Asset impairment and other charges"); 6) various other items associated with the sale of Liz Earle, the separation of the North America business and debt-related charges ("Other items"); and 7) income tax benefits realized in 2016 and 2015 as a result of tax planning strategies, an income tax benefit in the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia and the non-cash income tax adjustments associated with the Company's deferred tax assets recorded in 2016 and 2015 ("Special tax items").
The Legal settlement includes the impact on the Consolidated Statements of Operations in the third quarter of 2016 associated with the net proceeds of $27.2 million recognized as a result of settling claims relating to professional services that had been provided to the Company prior to 2013 in connection with a previously disclosed legal matter.
The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2016 caused by the deconsolidation of the Company's Venezuelan operations for which the Company recorded a loss of approximately $120 million in other expense, net. The loss was comprised of approximately $39 million in net assets of the Venezuelan business and approximately $81 million in accumulated foreign currency translation adjustments within accumulated other comprehensive loss associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy. The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2015 caused by the devaluation of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical U.S. dollar cost of the assets at the previous exchange rate and the revised exchange rate. In 2015, the Venezuelan special items also include adjustments of approximately $11 million, to reflect certain non-monetary assets at their net realizable value. In 2015, the Venezuelan special items also include an impairment charge of approximately $90 million to reflect the write-down of the long-lived assets to their estimated fair value.
The Pension settlement charge includes the impact on the Consolidated Statements of Operations in the third and fourth quarters of 2015 associated with the payments made to former employees who were vested and participated in the U.S. defined benefit pension plan. Such payments fully settled the Company's pension plan obligation to those participants who elected to receive such payment.
The Asset impairment and other charges include the impact on the Consolidated Statements of Operations caused by the goodwill impairment charge related to the Egypt business in the fourth quarter of 2015.

Page | 19

The Other items include the impact during 2016 on the Consolidated Statements of Operations due to a net gain on extinguishment of debt associated with the cash tender offers in August 2016, the debt repurchases in October and December 2016, and the prepayment of the remaining principal amount of the Company's 4.20% Notes and the Company's 5.75% Notes in November 2016. The Other items also include the impact during 2015 on the Consolidated Statements of Operations due to the gain on the sale of Liz Earle. In addition, the Other items include the impact on the Consolidated Statements of Operations in the fourth quarter of 2015 caused by transaction-related costs of $3.1 million associated with the planned separation of the North America business that were included in continuing operations. In addition, Other items in 2015 include the impact on the Consolidated Statements of Operations of the loss on extinguishment of debt caused by the make-whole premium and the write-off of debt issuance costs and discounts associated with the prepayment of the Company's 2.375% Notes. The Other items, in 2015, also include the impact on other expense, net in the Consolidated Statements of Operations of $2.5 million associated with the write-off of issuance costs related to the Company's previous $1 billion revolving credit facility.
The Special tax items include the impact during the fourth quarter of 2016 on the provision for income taxes in the Consolidated Statements of Operations due to the non-cash income tax charge of approximately $9 million associated with valuation allowances to adjust certain non-U.S. deferred tax assets to an amount that is "more likely than not" to be realized. The Special tax items also include the impact during the second quarter of 2016 on the provision for income taxes in the Consolidated Statements of Operations primarily due to the release of a valuation allowance associated with Russia of approximately $7 million. The Special tax items also include the impact during the first quarter of 2016 and the fourth quarter of 2015 on the provision for income taxes in the Consolidated Statements of Operations due to income tax benefits of approximately $29 million and approximately $19 million, respectively, recognized as the result of the implementation of foreign tax planning strategies. The Special tax items also include the impact during the first and second quarters of 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge of approximately $31 million and a benefit of approximately $3 million, respectively, associated with valuation allowances to adjust the Company's U.S. deferred tax assets to an amount that was "more likely than not" to be realized. The additional valuation allowance was due to the strengthening of the U.S. dollar against currencies of some of the Company's key markets and its associated effect on the Company's tax planning strategies, and the partial release of the valuation allowance was due to the weakening of the U.S. dollar against currencies of some of the Company's key markets. The Special tax items also include the impact during the third quarter of 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge of approximately $642 million as a result of establishing a valuation allowance for the full amount of the Company's U.S. deferred tax assets due to the impact of the continued strengthening of the U.S. dollar against currencies of some of the Company's key markets and its associated effect on the Company's tax planning strategies. Additionally, the Special tax items include the impact during the third quarter of 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge of approximately $15 million associated with valuation allowances to adjust certain non-U.S. deferred tax assets to an amount that is "more likely than not" to be realized. The non-U.S. valuation allowance included an adjustment associated with Russia, which was primarily the result of lower earnings, which were significantly impacted by foreign exchange losses on working capital balances.

Page | 20